Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-188348) and related Prospectus of IAC/InterActiveCorp for the registration of $500,000,000 Senior Notes and to the incorporation by reference therein of our report dated March 1, 2013 (except for Note 22, as to which the date is May 3, 2013), with respect to the consolidated financial statements and schedule of IAC/InterActiveCorp included in its Current Report on Form 8-K dated May 3, 2013 for the year ended December 31, 2012 and our report dated March 1, 2013, with respect to the effectiveness of internal control over financial reporting of IAC/InterActiveCorp included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
June 5, 2013